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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                (Amendment No.1)

                    Under the Securities Exchange Act of 1934



                          Dura Automotive Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    265903104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 October 3, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   265903104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     80,553

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     80,553

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,553

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.   265903104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lampe, Conway & Co., LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     80,553

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     80,553

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,553

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 265903104
          --------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven G. Lampe

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     80,553

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     80,553

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,553

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.   265903104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard F. Conway

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     80,553

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     80,553

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,553

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.   265903104
            ---------------------

Item 1(a).  Name of Issuer:

            Dura Automotive Systems, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

                     2791 Research Drive
            Rochester Hills, MI 48309
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            LC Capital Master Fund, Ltd.
            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            LC Capital Master Fund, Ltd.
            c/o Trident Fund Services (B.V.I.) Limited
                P.O. Box 146
                Waterfront Drive
                Wickhams Cay
                Road Town, Tortola
                British Virgin Islands

            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
            680 Fifth Avenue
            Suite 1202
            New York, New York  10019
            --------------------------------------------------------------------

      (c).  Citizenship:

            LC Capital Master Fund, Ltd. - Cayman Islands exempted company Lampe, Conway & Co., LLC - Delaware limited liability company
            Steven G. Lampe - United States
            Richard F. Conway - United States
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Class A Common Stock
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            265903104
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

           (a)  Amount beneficially owned:

                LC Capital Master Fund, Ltd. - 80,553
                Lampe, Conway & Co., LLC - 80,553
                Steven G. Lampe - 80,553
                Richard F. Conway - 80,553
                ----------------------------------------------------------------

           (b)  Percent of class:

                LC Capital Master Fund, Ltd. - 0.0%
                Lampe, Conway & Co., LLC - 0.0%
                Steven G. Lampe - 0.0%
                Richard F. Conway - 0.0%
                ----------------------------------------------------------------

           (c)  Number of shares as to which the person has:

                (i)  Sole power to vote or to direct the vote

                     Not Applicable

               (ii)  Shared power to vote or to direct the vote

                     LC Capital Master Fund, Ltd. - 80,553
                     Lampe, Conway & Co., LLC - 80,553
                     Steven G. Lampe - 80,553
                     Richard F. Conway - 80,553

               (iii) Sole power to dispose or to direct the disposition of

                     Not Applicable

               (iv)  Shared power to dispose or to direct the disposition of

                     LC Capital Master Fund, Ltd. - 80,553
                     Lampe, Conway & Co., LLC - 80,553
                     Steven G. Lampe - 80,553
                     Richard F. Conway - 80,553

Item 5.  Ownership of Five Percent or Less of a Class.

         [X]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  LC Capital Master Fund, Ltd.

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Director
                                                      Date:  October 10, 2006

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  October 10, 2006

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                      Name: Steven G. Lampe
                                                      Date:  October 10, 2006


                                                  /s/ Richard F. Conway*
                                                  ---------------------
                                                      Name: Richard F. Conway
                                                      Date:  October 10, 2006

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated October 10, 2006 relating to the Common Stock, of Dura Automotive Systems, Inc. shall be filed on behalf of the undersigned.

                                                  LC Capital Master Fund, Ltd.

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Director
                                                      Date:  October 10, 2006

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  October 10, 2006

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                      Name: Steven G. Lampe
                                                      Date:  October 10, 2006


                                                  /s/ Richard F. Conway*
                                                  ---------------------
                                                      Name: Richard F. Conway
                                                      Date:  October 10, 2006



*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.



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